Exhibit 99.1

Additional Information:	For Immediate Release
Thomas A. Bessant, Jr. (817) 335-1100
Fort Worth, Texas (May 15, 2008) — Cash America International, Inc. (NYSE: CSH) announced today that it anticipates the closing of up to 139 locations in response to newly passed legislation which will change the pricing and parameters of its cash advance product offering in the state of Ohio. Because the new legislation significantly reduces the cash advance revenue available under current Ohio law, the new law will essentially eliminate the Company’s ability to viably offer this important alternative form of short-term credit to customers in Ohio. While the Governor of Ohio has not yet signed the legislation into law, it is expected that he will do so.
Commenting on the decision to cease store operations in Ohio, the Company’s President and Chief Executive Officer, Daniel R. Feehan said, “It is indeed a sad day when state legislators decide to end a small loan alternative that has proven to be widely accepted by customers and supported by independent academic studies. Until the law becomes effective, we will continue to serve our Ohio customers’ needs for short term loans in this difficult economic environment. In the meantime, we will also be evaluating the viability of offering alternative financial services in Ohio in an effort to mitigate the impact we currently expect this new law will have on our customers, coworkers and lending locations.”
Assuming no suitable alternative product is developed, Cash America expects that it will begin ceasing operations in virtually all of its locations in Ohio sometime between now and when the new law becomes effective, which could be as early as mid-August, 2008, depending on when the Ohio Governor signs the legislation. In addition to certain one-time charges for the write down of assets, discontinuation of store leases and severance costs, the cessation of the Company’s Ohio cash advance business would also eliminate the revenue and profits associated with the Company’s Ohio cash advance stores. The operations of the Company’s online distribution channel will also be affected by this new law: however, the online operations are a small part of the Company’s business in Ohio. The Company intends to continue to operate its six Ohio pawnshops.
As a result of the new legislation, the Company is now revising management’s expectations for anticipated earnings for fiscal year 2008 to $2.85 to $3.00 per share from the $3.00 to $3.15 per share issued in conjunction with its record breaking first quarter 2008 earnings release on April 24, 2008. These results compare to $2.48 per share, excluding one-time gains, for fiscal year 2007. The newly established range of 2008 full year earnings per share reflects the lost business economics of the Company’s Ohio cash advance operations, but does not include the one-time expenses related to lease terminations, severance or asset write-downs and is based on the complete discontinuance of the product by the end of August, 2008. The Company will continue to offer the cash advance product in 595 locations in other States across the country, including 430 of its locations that also offer pawn loans and 165 locations that offer primarily the cash advance product. In addition, the Company will continue to offer cash advances in the other States it serves through its online distribution platform.
     Cash America International, Inc. is a provider of specialty financial services to individuals in the United States and the United Kingdom. Cash America is the largest U.S. provider of secured non-recourse loans to individuals, commonly referred to as pawn loans, offered under the brand names Cash America Pawn and SuperPawn. The Company also offers short-term cash advances under the brand names Cash America Payday Advance and Cashland. Short-term cash advances are also offered over the Internet to customers in the United States and the United Kingdom at http://www.cashnetusa.com and http://www.quickquid.co.uk, respectively. In addition, check cashing services are provided through franchised and Company-owned “Mr. Payroll” check cashing centers.
     For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com	http://www.cashnetusa.com
http://www.cashlandloans.com	http://www.quickquid.co.uk

     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
     This release contains forward-looking statements about the business, financial condition and prospects of Cash America International, Inc. and its subsidiaries (the “Company”). The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation, changes in demand for the Company’s services, the actions of third parties who offer products and services at the Company’s locations, fluctuations in the price of gold, changes in competition, the ability of the Company to open new operating units in accordance with its plans, economic conditions, real estate market fluctuations, interest rate fluctuations, changes in the capital markets, changes in tax and other laws and governmental rules and regulations applicable to the Company’s business, the ability to successfully integrate newly acquired businesses into the Company’s operations and other risks indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “plans,” “expects,” “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.
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